EXHIBIT 4.2

MEDICINOVA, INC.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September 2, 2004 (the “Effective Date”) by and among MEDICINOVA, INC., a Delaware corporation (the “Company”), each of the persons named as “Founders” on the signature page hereto (the “Founders”) and each of the persons and entities named as “Investors” on the signature pages and Exhibit A attached hereto (the “Investors”), and amends and restates that certain Amended and Restated Registration Rights Agreement, dated March 31, 2003 (the “Prior Agreement”), by and among the Company, the Founders and those certain Investors listed thereto (the “Prior Investors”). The Company, the Founders, the Prior Investors and the Investors who become a party to this Agreement pursuant to Section 4.11 hereof are the “parties” hereto.

Recitals

WHEREAS, the Prior Investors and Founders hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock and/or Common Stock and possess certain registration rights pursuant to the Prior Agreement;

WHEREAS, the Company, the Founders and the Prior Investors desire to amend the Prior Agreement and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain Investors are parties to that certain Series C Preferred Stock Purchase Agreement, dated as of the Effective Date, between the Company and the persons and entities listed on Schedule A thereto (the “Series C Agreement”), and certain of the Company’s and Investors’ obligations thereunder are conditioned upon the execution and delivery by the Company, the Founders, the Prior Investors and the Investors of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company, the Founders and the Prior Investors hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

Agreement

SECTION 1

Certain Definitions

The following terms, for purposes of this Agreement, shall have their respective meanings as set forth below in this Section 1:

1.1 “Certificate” shall mean, at any time, the Company’s Certificate of Incorporation as filed and effective at such time under the Delaware General Corporation Law, as amended.

1.2 “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.3 “Common Stock” shall mean the Company’s Common Stock, par value $0.0001 per share.

1.4 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

1.5 “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with the provisions of Section 2 and Section 3.10 below.

1.6 “Initiating Holders” shall mean any Holder or Holders, other than Founders, who, in the aggregate, hold not less than twenty-five percent (25%) of the outstanding Registrable Securities that are issued or issuable upon conversion of the Series B Shares and Series C Shares.

1.7 “Investor” shall mean any person or entity who acquires Shares (or any warrant or other right to acquire Shares) directly from the Company and who is a party to this Agreement, whether as of the date hereof or by virtue of fulfilling the requirements of Section 4.11 hereof.

1.8 “Preferred Shares” shall mean shares of any of the Company’s Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, if and to the extent such shares are designated under the Certificate at any time, authorized by the board of directors of the Company and issued by the Company.

1.9 “Registrable Securities” shall mean (i) Shares which consist of Common Stock, (ii) shares of Common Stock issued or issuable pursuant to the exercise of the Warrants, (iii) shares of Common Stock issued or issuable pursuant to the conversion of the Preferred Shares, if any, and (iv) any shares of Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i), (ii) or (iii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock which have (x) previously been registered, (y) been sold to the public either pursuant to a registration statement or Rule 144 or (z) been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned.

1.10 The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the Commission.

1.11 “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration and, in the case of a registration pursuant to Section 3.1 hereof, reasonable fees and disbursements of up to $25,000 for a single counsel for the selling Holders. Notwithstanding the foregoing, “Registration Expenses” shall not include Selling Expenses and the compensation of regular employees of the Company (which compensation to such employees shall be paid in any event by the Company).

1.12 “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

1.13 “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

1.14 “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

1.15 “Selling Expenses” shall mean any and all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities as well as the fees and disbursements of any counsel for any Holder(s).

1.16 “Series B Shares” shall mean shares of the Company’s Series B Preferred Stock.

1.17 “Series C Shares” shall mean shares of the Company’s Series C Preferred Stock.

1.18 “Shares” shall mean Preferred Shares, if any are duly designated, authorized and issued, and any shares of the Company’s Common Stock.

1.19 “Warrants” shall mean the warrants to purchase Common Stock issued by the Company pursuant to that certain Common Stock and Warrant Purchase Agreements, dated as of September 26, 2000, by and between the Company and the Founders.

SECTION 2

Restrictions on Transfer

2.1 Restrictions. Each Holder agrees not to make any disposition of any Shares or any Registrable Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 2, provided and to the extent such Section is then applicable, and:

(a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. However, the Company agrees that it will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder to the Holder’s family member or trust for the benefit of an individual Holder or such Holder’s family members, provided the transferee will be subject to the terms of this Section 2 to the same extent as if such transferee were an original Holder hereunder.

2.2 Legends. Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or any other agreement entered into by the original Investor holding such certificate and the Company):

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

2.3 Reissuance. The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel, at such Holder’s expense (which counsel may be counsel to the Company) and reasonably acceptable to the Company, to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or other compliance with any legend.

2.4 Removal. Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

SECTION 3

Registration Rights

3.1 Requested Registration.

(a) Request for Registration. If the Company shall receive from Initiating Holders, at any time or times not earlier than the earlier of (i) December 31, 2005 or (ii) six (6) months after the first date that the Company’s securities trade on a national securities exchange or list on a national automatic quotation system, in either case, located in the United States, a written request that the Company effect any registration with respect to at least ten percent (10%) of such Initiating Holders’ Registrable Securities and where the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed Five Million Dollars ($5,000,000), then the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with the Securities Act) as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after the written notice from the Company referenced in clause (i) above is mailed or delivered.

The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 3.1:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) After the Company has initiated two (2) such registrations pursuant to this Section 3.1(a) (counting for these purposes registrations which have been (1) declared or ordered effective and pursuant to which securities have been sold or (2) withdrawn by the Holders and as to which the Holders have not elected to bear the Registration Expenses pursuant to Section 3.3 hereof);

(C) During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company delivers notice of the Company’s intent to effect such registration to the Holders within thirty (30) days of the Company’s receipt of a request for registration and the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(D) If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 3.4 hereof.

(b) Deferment. Subject to the foregoing clauses (A) through (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders; provided, however, that if (i) in the good faith judgment of the Board of Directors of the Company, such registration would be seriously detrimental to the Company, and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for the period during which such filing would be seriously detrimental, provided that the Company may not defer the filing for a period of more than ninety (90) days after receipt of the request of the Initiating Holders; and, provided, further, that the Company shall not defer its obligations in this manner more than once in any twelve (12) month period.

The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Sections 3.1(d) and 3.12 below, include other securities of the Company with respect to which registration rights have been granted in accordance with this Agreement and any other agreements entered into between the Company and the Investors, and may include securities of the Company being sold for the account of the Company.

(c) Underwriting. The right of any Holder to participate in an underwritten registration pursuant to Section 3.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion) to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities such Holder holds (subject to the other provisions of this Agreement).

(d) Procedures. If the Company shall request inclusion in any registration pursuant to Section 3.1 of securities being sold for its own account, or if other persons shall request inclusion of securities held by them in any registration pursuant to Section 3.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 3 (including Section 3.11 below). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed). Notwithstanding any other provision of this Section 3.1, if the representative of the underwriters advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares to be included in the underwriting or registration shall be allocated as set forth in Section 3.12 below. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter(s) or the Initiating Holders. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 3.1(d), then the Company shall offer to all holders who have retained rights to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion in accordance with the provisions of Section 3.12 below.

3.2 Company Registration.

(a) If, at any time when the Company’s securities trade on a national securities exchange or list on a national automatic quotation system (in either case, located in the United States), the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating to a corporate reorganization or other transaction under Rule 145, or a registration on any registration form that does not permit secondary sales (an “Excluded Registration”), the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 3.2(b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made by any Holder and received by the Company within ten (10) days after the written notice from the Company described in clause (i) above is mailed or delivered by the Company. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 3.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter(s) selected by the Company.

Notwithstanding any other provision of this Section 3.2, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. If the registration is the first firmly underwritten public offering made by the Company pursuant to an effective registration statement on form S-1 under the Securities Act (an “Initial Public Offering”), the Company may limit, to the extent so advised by the underwriters, the amount of securities (including Registrable Securities) to be included in the registration by the Company’s shareholders (including the Holders), or may exclude, to the extent so advised by the underwriters, such underwritten securities entirely from such registration. If such registration is not a Initial Public Offering or is the second or any subsequent Company-initiated registered offering of the Company’s securities to the general public, the Company may limit, to the extent so advised by the underwriters, the amount of securities to be included in the registration by the Company’s shareholders (including the Holders); provided, however, that the aggregate value of securities (including Registrable Securities) to be included in such registration by the Company’s shareholders (including the Holders) may not be so reduced to less than twenty-five percent (25%) of the total value of all securities included in such registration without the consent of more than fifty percent (50%) of the Holders. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Company for securities being sold for its own account (subject to the foregoing provisions of this paragraph) and thereafter as set forth in Section 3.12. If any person does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company or the underwriter.

Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration or if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with the provisions of Section 3.12 below.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company.

3.3 Expenses of Registration. All Registration Expenses incurred in connection with (i) the first two registrations pursuant to Section 3.1 hereof and (ii) any registration, qualification or compliance pursuant to Section 3.2 or Section 3.4 hereof shall be borne by the Company; provided, however, that if the Holders bear the Registration Expenses for any registration proceeding begun pursuant to Section 3.1 and subsequently withdrawn by the Holders registering shares therein, such registration proceeding shall not be counted as a requested registration pursuant to Section 3.1 hereof. Furthermore, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 3.1, such registration shall not be treated as a counted registration for purposes of Section 3.1 hereof, even though the Holders do not bear the Registration Expenses for such registration, and the Company shall bear all Registration Expenses of such withdrawn registration.

3.4 Registration on Form S-3.

(a) After the Company’s securities trade on a national securities exchange or list on a national automatic quotation system, in either case, located in the United States, the Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms, including (but not by way of limitation) taking such action, including voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S 3 for the sale of Registrable Securities. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 3, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holders); provided, however, that the Company shall not be obligated to effect any such registration (i) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $2,000,000, (ii) in the event that the Company shall furnish the certification described in paragraph 3.1(b)(ii) (but subject to the limitations set forth therein), or (iii) if, in a given twelve-month period, the Company has effected two (2) such registrations in any such period.

(b) If a request complying with the requirements of Section 3.4(a) hereof is delivered to the Company, the provisions of Sections 3.1(a)(i), (ii), (A) and (C) and Section 3.1(b) above shall apply to such registration. If the registration is for an underwritten offering, the provisions of Sections 3.1(c) and 3.1(d) hereof shall also apply to such registration.

3.5 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 3, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its best efforts to:

(a) Keep such registration effective for a period of (I) one hundred twenty (120) days in connection with a registration pursuant to Section 3.1, or (II) one hundred eighty (180) days in connection with a registration pursuant to Section 3.4, or in either case until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 145, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided, further, that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (x) includes any prospectus required by Section 10(a)(3) of the Securities Act or (y) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information otherwise required to be included in (x) and (y) above (from periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act);

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) Furnish such number of prospectuses, including preliminary prospectuses and other documents incident thereto, in conformity with the Securities Act, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions (unless the Company is already subject to service in any such jurisdiction and except as may be required by the Securities Act);

(e) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(f) Cause all such Registrable Securities registered pursuant to such registration statement to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, or to the Holders requesting registration of Registrable Securities, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, or (if permitted by applicable accounting standards) to the Holders requesting registration of Registrable Securities;

(i) Use its best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

(j) Make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant, or another agent retained by any such seller or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents, and properties of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement. Records which the Company determines, in good faith, to be confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. The seller of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(k) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder; and

(l) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 3.1 above, the Company will enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided that such underwriting agreement contains customary underwriting provisions and, if the underwriter so requests, the underwriting agreement also contains customary contribution provisions.

3.6 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.1, 3.2 or 3.4 above:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, shareholders, members, officers and directors of each Holder, legal counsel, accountants, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, any exhibits attached thereto or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, shareholder, member, officer or director, legal counsel, accountant, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 3.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder or any partner, shareholder, member, officer, director, legal counsel, accountant, underwriter or controlling person of any such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, shareholders, members, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 3.6(b), in connection with investigating or defending any such loss, claim, damage, liability or action, if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 3.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 3.6(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 3.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.6.

(d) If the indemnification provided for in this Section 3.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall, to the extent permitted by applicable law, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 3.6 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

3.7 Information by Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.1, 3.2 or 3.4 above with respect to Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 3.

3.8 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of a majority in interest of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any (i) registration rights the terms of which are as or more favorable than the registration rights granted to the Holders hereunder or (ii) piggyback registration rights (i.e., rights similar to those set forth in Section 3.2(a) above) which would reduce the number of shares includable by the holders in any registration pursuant to Section 3.2 above; provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, any purchaser of Shares from the Company, and any recipient of warrants or other rights from the Company to acquire Shares, shall be permitted to join this Agreement as a party with only the consent of the Company provided that any rights granted to such purchaser are in all respects junior to the rights granted hereunder to the Holders of Series C Shares.

3.9 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the Commission which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the first registration filed by the Company under the Securities Act for an offering of its securities to the general public;

(b) File with the Commission, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time when it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.

3.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned by a Holder only to a transferee or assignee of Registrable Securities which acquires at least Five Hundred Thousand (500,000) shares of Registrable Securities (in each case as adjusted for stock splits, stock dividends, combinations and other recapitalizations); provided, however, that (i) the transferor shall, within a reasonable time after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (ii) such transferee shall agree to be subject to all restrictions and obligations set forth in this Agreement; and provided, further, that any Investor hereto may transfer Registrable Securities either (a) to any “affiliate(s)” (as defined in Rule 405 promulgated under the Securities Act) of such Investor (which, in the case of an Investor which is a U.S. limited partnership, shall also include without limitation current and former limited partners, general partners, members and principals of such Investor or any general partner of such Investor) or (b) to such Investor’s spouse, children or grandchildren, or to a trust for the exclusive benefit of such Investor, such Investor’s spouse, children or grandchildren, without regard to the foregoing numerical limitations so long as such Investor and all such assignees agree (as evidenced in a writing to be delivered to the Company prior to any such assignment) that such Investor (or its designee) will act as the single attorney-in-fact for all such assignees for the purpose of exercising any rights, receiving any notices or taking any other action under this Section 3. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided, however, that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving any notices or taking any other action under this Section 3.

3.11 “Market Stand Off” Agreement. Each Holder hereby agrees that such Holder shall not sell or otherwise transfer or dispose of any Registrable Securities held by such Holder (other than those included in the registration at issue, if any) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act and commencing up to seven (7) days prior to such effective date; provided that all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The Company agrees to cause all officers, directors and holders of one percent (1%) or more to be bound by the provisions of this Section 3.11. The Company agrees that it shall not release any Holder (or any person referred to in the preceding sentence) from the obligations imposed pursuant to this Section 3.11 unless all Holders are so released on a proportionate basis relative to their ownership of Registrable securities. The obligations described in this Section 3.11 shall not apply to a registration relating solely to employee benefit plans on Form S 8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S 4 or similar forms that may be promulgated in the future. The Company may impose stop transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

3.12 Allocation of Registration Opportunities. In any circumstance in which all of the Registrable Securities and other shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of shares of any currently unissued series of Preferred Stock of the Company) with registration rights (the “Other Shares”) requested to be included in a registration on behalf of the Holders or other selling shareholders cannot be so included as a result of limitations on the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included shall be allocated among the Holders and other selling shareholders requesting inclusion of shares first to the Holders pro rata on the basis of the number of shares of Registrable Securities held by such Holders (assuming conversion) and then, if any availability remains, to the other selling shareholders pro rata on the basis of the number of Other Shares held by such other selling shareholders (assuming conversion); provided, however, that such allocation shall not operate to reduce the aggregate number of Registrable Securities and Other Shares to be included in such registration. If any Holder or other selling shareholder does not request inclusion of the maximum number of shares of Registrable Securities and Other Shares allocated to such Holder or shareholder pursuant to the above-described procedure, the remaining portion of the allocation of such Holder or shareholder shall be reallocated among those requesting Holders and other selling shareholders whose allocations did not satisfy their requests in the priority identified above pro rata on the basis of the number of shares of Registrable Securities and Other Shares, as applicable, that are held by such Holders and other selling shareholders, as applicable, in each case assuming conversion, and this procedure shall be repeated until all of the shares of Registrable Securities and Other Shares which may be included in the registration on behalf of the Holders and other selling shareholders shall have been so allocated. The Company shall not limit the number of Registrable Securities to be included in a registration pursuant to this Agreement in order to include shares held by shareholders with no registration rights or to include any shares of stock issued to employees, officers, directors or consultants pursuant to the Company’s stock option plan or any other employee benefit plan (or, with respect to registrations under Sections 3.1 or 3.4 hereof, in order to include in such registration securities registered for the Company’s own account).

3.13 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

3.14 Termination Rights. A Holder’s registration rights shall expire if all of the following conditions are met: (a) as reflected on the Company’s books and records, such Holder (together with its affiliates) holds less than 1% of the Company’s outstanding Common Stock (on an as-if-converted to Common Stock basis), (b) the Company’s securities trade on a national securities exchange or list on a national automatic quotation system, in each case, located in the United States, and (c) all shares of Common Stock issued or issuable upon conversion of the Registrable Securities held by such Holder (and its affiliates) either (i) may be sold pursuant to Rule 144 during any ninety (90) day period or (ii) have ceased to be outstanding.

SECTION 4

Miscellaneous

4.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America, in each case located in the County of San Diego, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address as described in Section 4.4 shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of California or the United States of America, in each case located in the County of San Diego, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

4.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

4.3 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Except as provided in Section 4.11 below, neither this Agreement nor any term hereof may be amended, discharged or terminated, except by a written instrument signed by the Company and the holders of at least (i) fifty percent (50%) of the Registrable Securities, and (ii) fifty percent (50%) of the Preferred Shares (for so long as Preferred Shares remain outstanding). Any such amendment, discharge or termination shall be binding on all the Holders, but in no event shall the obligation of any Holder hereunder be materially increased, except upon the written consent of such Holder.

4.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or nationally recognized courier addressed (a) if to a Holder, as indicated on the list of Holders attached hereto as Exhibit A, or at such other address as such holder or permitted assignee shall have furnished to the Company in writing, or (b) if to the Company, at such address or facsimile number as the Company shall have furnished to each Holder in writing. All such notices and other written communications shall be deemed effective (i) on the date of facsimile transfer (receipt acknowledged) or delivery by courier, (ii) after five (5) business days following deposit registered or certified mail with the United States Post Office or (iii) two (2) business days following deposit with an overnight courier. All facsimile transmissions shall be accompanied by the deposit of the notice via United States mail as set forth in clause (ii).

4.5 Delays or Omissions; Waiver. No delay or omission to exercise any right, power or remedy accruing to any Holder upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder or the Company of any breach or default under this Agreement or any waiver on the part of the Company or any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder or the Company, shall be cumulative and not alternative.

4.6 Rights; Separability. Unless otherwise expressly provided herein, a Holder’s rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.7 Information Confidential. Each Holder acknowledges that the information received by it pursuant hereto may be confidential and for such Holder’s use only, and such Holder will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees, directors, affiliates, or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental body.

4.8 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

4.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by Holders and its transferees, if any, shall be aggregated together for the purpose of determining the availability of any rights under the Agreement.

4.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

4.11 Condition Precedent to Agreement. This Agreement shall not bind, or grant rights to, the holders of the Preferred Shares with respect to such stock, unless and until it is executed by the holders of at least fifty percent (50%) of the Registrable Securities (as defined in the Prior Agreement) and the Company. Upon execution and delivery of this Agreement by the holders of at least fifty percent (50%) of the Registrable Securities (as defined in the Prior Agreement) and the Company, this Agreement shall supersede, and replace in its entirety, the Prior Agreement.

4.12 Foreign Registrations. The parties acknowledge that the Company may attempt to register and achieve a listing (a “TSE Registration”) of the Common Stock on the Tokyo Stock Exchange (the “TSE”). The parties further acknowledge and agree that, in connection with any TSE Registration, the time period under Section 3.11 during which the Holders may sell or otherwise transfer or dispose of any Registrable Securities will be subject to the rules and regulations of the TSE and any other governmental or quasi-governmental authority in Japan having jurisdiction over the registration and listing of the Common Stock in Japan (collectively, “Japanese Securities Laws”) and shall be the subject of a further negotiation and separate written agreement between the Company and the underwriter(s) engaged by the Company in connection with the initial TSE Registration, and subject to the written approval of Essex Woodlands Health Ventures Fund VI, L.P. (“Essex”) and Investors (other than Essex) holding a majority of the Series C Preferred Stock immediately prior to the TSE Registration (the “Investor Majority”). Any written agreement of Essex and the Investor Majority as contemplated above shall be binding on all Holders. Without limiting the generality of the foregoing, the parties hereto acknowledge that in connection with any such written agreement Essex or the Investor Majority may (but shall not be required to) condition their approval upon the Company agreeing to take such steps, if any, as are necessary or desirable to ensure that the Registrable Securities are freely tradable on the TSE after the applicable restricted period expires.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement effective as of the Effective Date.

THE COMPANY:	MEDICINOVA, INC.

	By:	/s/ TAKASHI KIYOIZUMI
Takashi Kiyoizumi, President and CEO

	Address:	4350 La Jolla Village Drive Suite 950 San Diego, California 92122 U.S.A.

	Fax No:	858-373-7000

FOUNDERS:	/s/ TAKASHI KIYOIZUMI
Takashi Kiyoizumi

/s/ YUICHI IWAKI
Yuichi Iwaki

SERIES A INVESTOR:	TANABE HOLDING AMERICA, INC.

	By:	/s/ NORIHITO UJINO
	Name:	Norihito Ujino
	Title:	President and CEO

SERIES B INVESTORS:	/S/ SERIES B INVESTORS
Investor Name

SERIES C INVESTORS:	/S/ SERIES C INVESTORS
Investor Name